EXHIBIT 99.1


To our shareholders, customers, and employees:

As I write this letter introducing the 2007 Annual Report, I find it hard to believe that I am fast approaching the end of my first year as President and CEO. It has been a year marked by difficulties and challenges, but more importantly, by the recognition of our strengths and the development of new possibilities. I would like to share some of my thoughts about the events of 2007 and also give you my vision for 2008 and beyond.

We have successes to report. The company enjoyed strong year-over-year organic loan growth in all categories, and both the average of total loans and core commercial loans increased. There was healthy growth in net interest income in the fourth quarter compared to the third quarter, and we ended the year with an extremely strong capital position. During 2008, we will need to keep a close eye on our credit quality as well as enterprise-wide risk management to remain secure as possible as the market churns around us.

It is also important to note that during a time of great turbulence in the market, the sub-prime mortgage crisis has affected us only indirectly. While we are prepared for a weakening of the economy, we continue to focus on expansion and growth. This is an enviable position, and we are grateful to the sensible and conservative decisions made by the bank's leadership which have allowed us to get through the current uncertainty in the global economy. A position of stability will allow us to be nimble and better able to react to rapid changes.

An area of challenge has been, and continues to be our financial performance. Revenue has not grown satisfactorily, and this is a trend I am determined to reverse. There are some areas of significant strength in our financial picture, and we need to emphasize how those elements can contribute more effectively to the bottom line. But we also need to do a better job of meeting the real needs of our customers by offering services that capitalize on our entire portfolio, not on just a few products. The key to this picture is cross-selling, and our customer retail segment strategy will be focused on that effort to help maximize the value of the customers we already have and bring new customers through our doors.

However, I realize that we still need to be aggressive in moving our company forward. To that end, I have committed to four goals during 2008. First, we have targeted revenue for 2008 to return to 2006 levels. Second, we are planning for growth in our income from continuing operations. Third, we want to see growth in our Earnings Per Share (EPS), and fourth, we want to see continued solid improvement in our efficiency ratio.

Working closely with our Board of Directors, we are focused on the future. We expect 2008 to be a year of investment and foundation-building for the future in our strategies, our technology and our people, 2009 to be a year of demonstrated success and sustainability, and 2010 to be the year of breakthrough growth and profitability.

I believe that these are achievable goals, but they will require hard work and dedication from every employee. I have made a personal commitment to achieve every one of these aspirations, and you can be assured that my energies and time will be focused on moving us forward to growth and prosperity.

My first, and most important priority during 2007 was the establishment of a culture of compliance within the company, at all levels of responsibility. We strengthened systems and compliance training, and enhanced incentive programs to avoid the consequences of lapses and inattention to this crucial aspect of operations. I have also worked hard to restore the confidence of our regulators in our institution and we have received valuable guidance from them in the past year. This was our most serious challenge during 2007, but I am confident that we are now taking all necessary measures to strengthen and sustain our compliance processes.

2007 also marked a change in the relationship we have with our majority ownership - a change for the better in all respects. We are working toward closer ties and better sharing of resources and expertise, and I believe that we've already made much progress. For the first time, the entire executive management team attended the semi-annual management meeting in Tokyo in November and had the opportunity to engage in frank and productive sessions with their counterparts from The Bank of Tokyo-Mitsubishi UFJ, Ltd. (BTMU), our majority share-owner and its parent company, Mitsubishi UFJ Financial Group, Inc. (MUFG). The Japanese members of our Board of Directors constantly attend meetings in San Francisco and several have accompanied me on visits to branches to meet


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employees. There are plans to have some of the participants in our professional development program for senior officers spend time in Japan working with their BTMU colleagues. These and other initiatives are designed to take advantage of our mutual strengths and resources, and I am excited about the possibilities that lie ahead.

You may also have heard that we are making a significant investment in branch security measures. Throughout the industry, robberies represent a threat to the safety of both our customers and our employees, and I am determined to do everything necessary to address this situation at our bank. We will soon begin the installation of a variety of devices to make our branches safer, and I am eager to see this project to completion. People matter more than money. This is an investment I am both willing and proud to make.

I also want to take this opportunity to express my appreciation to Nicholas B. Binkley, Christine Garvey, Barbara L. Rambo, and Dean A. Yoost who joined the Board of Directors during 2007. Their experience and good counsel will serve our company well into the future.

My profound thanks and hearty congratulations go to Vice Chairman and Chief Risk Officer Masashi Oka who completes his rotational assignment in the United States in early April and moves to his new position of Executive Officer and General Manager, Corporate and Investment Banking Business Development Division with The Bank of Tokyo-Mitsubishi UFJ in Tokyo. Masashi's contributions to the company have been significant and they will be a large part of our future success. We wish him much good fortune in his new job. John Erickson, formerly the Deputy Chief Risk Officer, is succeeding Masashi as Chief Risk Officer. We have come to value John's expertise and professionalism and I am delighted that he continues to serve the company in these important positions.

I speak often about the Power of Teamwork, and this is far more than just a signature phrase for me. As I walk around and meet our customers and our employees, I am constantly reminded of how much we all contribute to each other, in meaningful and powerful ways. Our plans for future success are based on the strengths we share, and as we move forward together I am confident that Union Bank of California will become an even more valued member of the community and an institution of force and influence in the banking industry.

Masaaki Tanaka
President and Chief
Executive Officer

March 13, 2008